Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 and related Prospectus of Reliant Bancorp, Inc. of our report dated March 15, 2019, relating to the consolidated financial statements of First Advantage Bancorp, as of and for the years ended December 31, 2018 and 2017, and to reference our firm under the headings “Experts” in the prospectus.

/s/ HORNE LLP

Jackson, Tennessee
December 19, 2019